Exhibit 99.1

Media Contact: Brian K. Little, Bojangles’, Inc., (704) 519-2118, blittle@bojangles.com

FOR IMMEDIATE RELEASE

Bojangles’® Names New Vice President and Chief of Staff

Charlotte, N.C. – May 1, 2017 – Bojangles’, Inc. (NASDAQ:BOJA) announced today that, effective April 28th, Jayson Romeo has been promoted to Vice President and Chief of Staff for the popular, fast-growing restaurant operator and franchisor. In this new role, Romeo will assume responsibility for Operations Support, Corporate Training, and Facilities and Maintenance. Additionally, he will continue to lead the company’s Information Technology department and spearhead corporate strategic initiatives designed to drive organizational efficiencies for the brand.

Romeo joined Bojangles’ in 2014 as Senior Director of Strategic Management. In 2015, he was promoted to Vice President of Information Technology and Strategic Planning, charged with leading the implementation of a new point of sale system in Bojangles’ company-operated restaurants and realigning the company’s Information Technology department. Romeo began his career in the limited-service restaurant industry as an Area Manager with Boston Market Corporation and has more than thirty years of operations experience with such brands as Discovery Zone, Whataburger and Bojangles’.

Romeo will report directly to Bojangles’ President and CEO, Clifton Rutledge. “Jayson has become a great asset to our organization over the past three years,” Rutledge said. “He has sound business judgment, and I have come to rely upon his steady approach to leadership. I look forward to working more closely with him in his new role as Chief of Staff.”

Romeo is a graduate of Saint Leo University in Florida.

About Bojangles’, Inc.

Bojangles’, Inc. is a highly differentiated and growing restaurant operator and franchisor dedicated to serving customers high-quality, craveable food made from our Southern recipes. Founded in 1977 in Charlotte, N.C., Bojangles’ serves menu items such as delicious, famous chicken, made-from-scratch buttermilk biscuits, flavorful fixin’s and Legendary Iced Tea®. At December 25, 2016, Bojangles’ had 716 system-wide restaurants, of which 309 were company-operated and 407 were franchised restaurants, primarily located in the Southeastern United States. For more information, visit www.bojangles.com or follow Bojangles’ on Facebook and Twitter.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical fact included in this press release are forward-looking statements. These statements are not guarantees of future performance and involve a number of known and unknown risks, assumptions, trends, uncertainties and factors that are beyond our control. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. We undertake no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise than as required under the federal securities laws.

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